UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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DYNAMEX INC.

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DYNAMEX INC.
5429 LBJ Freeway, Suite 1000
Dallas, Texas 75240

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY 6, 2009

To the Shareholders of DYNAMEX INC.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Dynamex Inc., a Delaware corporation, will be held at the offices of the Company, 5429 LBJ Freeway, Suite 900, Dallas, TX 75240, on Tuesday, January 6, 2009, at 10:00 A.M. Central Standard Time for the following purposes:
1.	To elect seven (7) directors of the Company;

2.	To ratify the appointment of BDO Seidman, LLP as independent auditors of the Company for the year ending July 31, 2009; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.
     Only shareholders of record at the close of business on November 12, 2008 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.
     Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, you are requested to sign and return the enclosed proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

By Order of the Board of Directors,
/s/ Wayne Kern
Wayne Kern
Secretary

Dallas, Texas
November 26, 2008

PROXY STATEMENT
ACTIONS TO BE TAKEN AT THE MEETING
PROPOSAL NO. 1
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION
OTHER MATTERS

DYNAMEX INC.
5429 LBJ Freeway, Suite 1000
Dallas, Texas 75240
PROXY STATEMENT
For
Annual Meeting of Shareholders
To be Held January 6, 2009
     This Proxy Statement is furnished to shareholders of Dynamex Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on at the offices of the Company on Tuesday, January 6, 2009, and at any adjournments or postponements thereof.
     This Proxy Statement with the accompanying Proxy is first being mailed to shareholders on or about November 26, 2008. The Company’s Annual Report, covering the Company’s 2008 fiscal year, is enclosed herewith but does not form any part of the materials for solicitation of proxies.
ACTIONS TO BE TAKEN AT THE MEETING
     At the Annual Meeting, holders of the Company’s Common Stock (the “Common Stock”) will consider and vote (1) to elect as directors of the Company Messrs. Richard K. McClelland, Brian J. Hughes, Wayne Kern, Stephen P. Smiley, Bruce E. Ranck, Craig R. Lentzsch and James L. Welch, (2) to ratify the appointment of BDO Seidman, LLP as independent auditors of the Company for the year ending July 31, 2009, and (3) to transact such other business as may properly come before the Annual Meeting.
     Only shareholders of record at the close of business on November 12, 2008 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, the Company had issued and outstanding, and entitled to vote at the Annual Meeting, 9,842,768 shares of Common Stock. Holders of record of Common Stock are entitled to one vote per share on the matters to be considered at the Annual Meeting.
     The presence, either in person or by properly executed proxy, of the holders of record of a majority of the voting power entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. The election as a director of each nominee set forth above requires the affirmative vote of the holders of record of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote on the election of directors at the meeting. The affirmative vote of the holders of a majority of the outstanding common stock, represented in person or by proxy, at the Annual Meeting is required to approve the proposal to ratify the selection of auditors.
     The enclosed proxy may be revoked at any time before it is exercised by filing with the Corporate Secretary an instrument revoking it, by submitting a subsequently dated proxy, or by appearing at the annual meeting and voting in person. Unless revoked, a properly signed and dated proxy that is returned will be voted in accordance with the directions thereon. If no instructions are specified, the shares will be voted for the election of the nominees for director and for the ratification of BDO Seidman, LLP as independent auditors. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.
     If a shareholder owns shares in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If a shareholder does not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated as “broker non-votes”). Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. An automated system administered by the Company’s transfer agent tabulates the votes.

Abstentions and broker non-votes will be counted toward determining whether a quorum is present at the Annual Meeting but are not counted for purposes of the election of directors. In connection with the other proposals, votes submitted as abstentions on matters to be voted on at the Annual Meeting will be counted as votes against such matters. Broker non-votes will not count for or against the matters to be voted on at the Annual Meeting. At the Annual Meeting, holders of the Company’s Common Stock (the “Common Stock”) will consider and vote (1) to elect as directors of the Company Messrs. Richard K. McClelland, Brian J. Hughes, Wayne Kern, Stephen P. Smiley, Bruce E. Ranck, Craig R. Lentzsch and James L. Welch and (2) to ratify the appointment of BDO Seidman, LLP as independent auditors of the Company for the year ending July 31, 2009.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
     A brief description of each director and executive officer of the Company is provided below. All current directors of the Company are nominees for director at the Annual Meeting. Directors hold office until the next annual meeting of shareholders or until their successor is elected and qualified. All officers serve at the discretion of the Board of Directors. Should any director nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his stead, of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.
Directors
     Richard K. McClelland, 57, has served as a director of the Company since May 1995. Mr. McClelland became the President, Chief Executive Officer and a director of the Company in May 1995 upon the closing of the Company’s acquisition of Dynamex Express (the ground courier division of Air Canada), where he also served as President since 1988. He was elected as Chairman of the Board of the Company in February 1996. Mr. McClelland relinquished the titles of President and Chief Executive Officer on November 1, 2008. Prior to joining Dynamex Express in 1986, Mr. McClelland held a number of advisory and management positions with the Irving Group, Purolator Courier Ltd. and Sunbury Transport Ltd., where he was engaged in the domestic and international same-day air, overnight air, and trucking businesses.
     Brian J. Hughes, 47, has served as a director of the Company since May 1995. Mr. Hughes is Sr. Vice President — Investments of GuideOne Insurance Group and has been with GuideOne since September 1992. From 1986 to 1992, Mr. Hughes served as Assistant Vice President — Investments at Boatmen’s National Bank.
     Wayne Kern, 76, has served as a director and Secretary of the Company since February 1996. Mr. Kern served as Senior Vice President and Secretary of Heritage Media Corporation from 1987 through 1997. From 1991 to 1995, Mr. Kern also served as Executive Vice President of Crown Media, Inc. From 1979 to 1991, Mr. Kern served as the Executive or Senior Vice President, General Counsel and Secretary of Heritage Communications, Inc. Mr. Kern also currently serves as a director and secretary of Da-Lite Screen Company.
     Craig R. Lentzsch, 60, was elected a director on June 3, 2008. Mr. Lentzsch most recently served as President and Chief Executive Officer of Coach American Holdings, Inc. He also served as President and Chief Executive Officer of Greyhound Lines, Inc. Prior to that, Mr. Lentzsch served as Executive Vice President and Chief Financial Officer of Motor Coach Industries International, Inc. Mr. Lentzsch has also held executive positions with Continental Asset Services, Inc., Buslease, Inc., Holiday Inns Transportation Group and Booz, Allen & Hamilton. Mr. Lentzsch also serves on the boards of several not-for-profit organizations.
     Stephen P. Smiley, 59, has served as a director of the Company since 1993 and was a Vice President of the Company from December 1995 through February 1996. Mr. Smiley joined Hunt Private Equity Group, Inc. (a private investment company) as Executive Vice President in February 1996, and was appointed President in January 1997. Mr. Smiley was President of Hoak Capital Corporation from 1991 through February 1996.
     Bruce E. Ranck, 59, has served as a director of the Company since March 2002. Mr. Ranck is a partner in Bayou City Partners, a venture capital firm. Mr. Ranck was Chairman and CEO of Tartan Textile Services, Inc. from August 1, 2003 until April 1, 2006 at which time the company was sold. From 1970 through 1999, Mr. Ranck held positions of increasing responsibility with Browning-Ferris Industries (“BFI”). In 1990 he was elected to the Board of BFI and in 1995 became Chief Executive Officer as well as President. Mr. Ranck has served on the Boards of Furon Company, Chase Bank of Texas and SITA, the largest non-North American waste services company in the world. He currently serves on the Board of Quanta Services Inc. (PWR-NYSE), a large specialty construction company serving the energy and telecommunications industries as well as several privately held companies and charitable organizations.

     James L. Welch, 54, was elected President, Chief Executive Officer and a director of the Company in November 2008. Mr. Welch was a consultant serving as interim CEO of JHT Holdings, Inc. from 2007 to 2008. Prior to that, he served as President and Chief Executive Officer of Yellow Transportation, Inc. (formerly Yellow Roadway) from 2000 to 2007. From 1978 to 2000, he held various positions of increasing responsibility with Yellow Transportation in sales, operations and general management. Mr. Welch is also member of the Board of Directors of SkyWest, Inc. (NASDAQ: SKYW), and Spirit AeroSystems Holdings, Inc. (NYSE: SPR).
Executive Officers
     A brief description of each executive officer of the Company other than Mr. Welch, President, CEO and director of the Company, is provided below.
     Ray E. Schmitz, 62, was elected Vice President and Chief Financial Officer in March 2002. Mr. Schmitz joined the Company and was elected Vice President — Controller in January 1999. Prior to joining the Company, Mr. Schmitz was Vice President — Controller of EEX Corporation from 1997 to 1999. Previous to that, he was Assistant Controller of ENSERCH Corporation and Controller of Enserch Exploration, Inc., a subsidiary of ENSERCH Corporation and predecessor to EEX Corporation, from 1984 to 1996.
     James R. Aitken, 48, was appointed President — Dynamex Canada in 2005. Mr. Aitken served as Vice President and General Manager — Canada since 1997. In conjunction with the Company’s acquisition of Dynamex Express, Mr. Aitken was appointed Vice President and General Manager — Eastern Canada in February 1996. Prior to joining the Company, Mr. Aitken was the Director of Sales and Marketing with Dynamex Express where he had been employed since 1988 and held various other positions. Prior to that Mr. Aitken held various management positions with Gelco Express, an overnight courier company.
     Catherine J. Taylor, 53, was appointed President, Dynamex USA, in August 2007. Ms. Taylor previously served as Vice President, General Manager Dynamex USA since August 2006. Prior to that, she held various positions with increasing levels of responsibility in sales and operations in both Canada and the U.S. Ms. Taylor joined Dynamex in 1996. Prior to joining Dynamex, Ms. Taylor was with the Swift Transportation Group in Canada.
     Gilbert Jones, 47, was elected Corporate Controller in June 2008. Mr. Jones joined Dynamex in November 2006 as Assistant Controller. He is a Certified Public Accountant. Before joining the Company, Mr. Jones was Controller for Abengoa Bioenergy Corp.; an ethanol manufacturer and the US subsidiary of Abengoa S.A., publicly registered in Spain, from 2004 to 2006. Previous to that Mr. Jones was Manager of Financial Reporting for Spectrum Brands.
CORPORATE GOVERNANCE
Independent Directors
     The Company’s common stock is listed on The Nasdaq Stock Market LLC (“NASDAQ”). NASDAQ requires that a majority of the directors be “independent directors,” as defined in Nasdaq Marketplace Rule 4200. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that five of the Company’s seven current directors have no other direct or indirect relationships with the Company and therefore are independent directors on the basis of NASDAQ’s standards and an analysis of all facts specific to each director. The independent directors are Brian J. Hughes, Wayne Kern, Bruce E. Ranck, Stephen P. Smiley and Craig R. Lentzsch.

Operations and Compensation of the Board of Directors
     There were six (6) meetings of the Board of Directors during fiscal year 2008. No director attended fewer than 75% of the meetings of the Board (or any committee thereof) that he was required to attend. The independent directors of the Company meet in executive session during scheduled “in-person” Audit Committee meetings since the Audit Committee is composed of all the independent directors. The independent directors met in executive session four times in fiscal 2008.
     It is a policy of the Board of Directors to encourage directors to attend each annual meeting of shareholders. Such attendance allows for direct interaction between shareholders and members of the Board of Directors. All but one of the then members of the Board of Directors attended the January 2008 meeting of shareholders.
Director Compensation
     The following director compensation table sets forth the total annual compensation paid or accrued by the Company during fiscal 2008 to or for the account of each member of the Board of Directors of the Company during such year, except Mr. Richard K. McClelland, who receives no additional compensation in his capacity as a board member:
Director Compensation Table

	Annual
	Fees		Total
	Earned or	Per	Cash		Total
	Paid in	Meeting	Compen-	Option	Compen-
	Cash	Fees	sation	Awards	sation
Name	($)	($)	($)	($) (1)	($)
Brian J. Hughes	12,500	17,500	30,000	35,475	65,475
Wayne Kern	12,500	13,000	25,500	35,475	60,975
Craig R. Lentzsch	—	—	—	36,200	36,200
Stephen P. Smiley	12,500	15,500	28,000	35,475	63,475
Bruce E. Ranck	12,500	9,500	22,000	35,475	57,475

	50,000	55,500	105,500	178,100	283,600

(1)	Option Awards to directors vest immediately, accordingly, the amount shown is equal to the amount of the grant date fair value on the date of issuance. See Note 1 “Stock-based compensation” and Note 10 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the weighted-average assumptions used for grants for the three years ended July 31, 2008.

Discussion of Director Compensation
     Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives an annual fee of $12,500 as compensation for his or her services as a member of the Board of Directors. Non-employee directors receive an additional fee of $1,000 for each meeting of the Board of Directors attended in person by such director and $500 for each telephonic meeting in which such director participates. Non-employee directors who serve on a committee of the Board of Directors receive $1,000 for each committee meeting attended in person and $500 for each telephonic committee meeting in which such director participates. Chairmen of the Committees receive $2,000 per annum paid quarterly, regardless of how many meetings they attend. On the date upon which a non-employee director is first elected or appointed a member of the Board, he/she receives a grant of a non-qualified stock option to purchase 3,000 shares of common stock. Non-employee directors subsequently re-elected at any annual meeting of shareholders receive as of the date of such annual meeting, the grant of a non-qualified stock option to purchase 3,000 shares of common stock. Options granted to non-employee directors are immediately exercisable. All directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacities as directors of the Company.
Committees of the Board of Directors
     The Board of Directors has established four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. Each of these committees has two or more members who serve at the discretion of the Board of Directors. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found under the “Investor Relations” section of our website at www.dynamex.com. The members of the committees are identified in the following table.
     The Audit Committee hires and replaces independent auditors as appropriate, evaluates the performance of, independence of and the non-audit services provided by independent auditors, evaluates the quality of the Company’s accounting principles and financial reporting and makes recommendations with respect to those matters to the Board of Directors. The Audit Committee consists of all five outside directors, Messrs. Hughes, Kern, Lentzsch, Smiley and Ranck. The Audit Committee met four (4) times during fiscal year 2008. The Board of Directors has determined that Mr. Ranck is an “audit committee financial expert” as defined in Item 401 (h) of Regulation S-K. Mr. Ranck and each of the other members of this committee is an “independent director” as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc. See “Report of the Audit Committee” included elsewhere in this prospectus.
     The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors with respect to compensation of executive officers, other compensation matters and awards under the Company’s equity compensation plan. The Compensation Committee consisted of two members, Messrs. Hughes and Smiley (neither of whom is an officer or employee of the Company). The Compensation Committee met seven (7) times during fiscal year 2008. See “Report of the Compensation Committee” included elsewhere in this proxy statement.

     The Executive Committee exercises all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except as otherwise reserved in the Company Bylaws or designated by resolution of the Board of Directors for action by the full board or another committee thereof. The Executive Committee consisted of two members, Messrs. McClelland and Smiley during FY 2008. Mr. Welch was appointed a member of this Committee upon his election to the Board of Directors on November 4, 2008. There were no meetings held by the Executive Committee during fiscal year 2008.
     The Nominating and Corporate Governance Committee is responsible for recommending to the full Board of Directors candidates for election to the Board of Directors, recommending members of and Chairperson for each Board committee, periodic reviews and assessments of the Company’s Corporate Governance Principles and the Company’s Code of Business Ethics and Conduct, overseeing the annual self-evaluation of the performance of the Board and making recommendations on those matters to the Board. The Nominating and Corporate Governance Committee met five (5) times during fiscal year 2008. The Committee consists of three members, Messrs. Kern, Smiley and Hughes, each of whom is an “independent director” as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc.
Qualifications to Serve as Director
Each candidate for director must possess at least the following specific minimum qualifications:

1.	Each candidate shall be prepared to represent the best interests of all the Company’s shareholders and not just one particular constituency.

2.	Each candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life and has established a record of professional accomplishment in his/her chosen field.

3.	No candidate shall have any material personal, financial or professional interest in any present or potential competitor of the Company.

4.	Each candidate shall be prepared to participate fully in activities of the Board of Directors, including active membership in at least one Committee of the Board of Directors and attendance at, and active participation in, meetings of the Board of Directors and the Committee(s) of the Board of Directors of which he or she is a member, and not have other personal or professional commitments that would, in the Governance and Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so.

5.	In addition, the Governance and Nominating Committee also considers it desirable that candidates possess the following qualities or skills:
(a)	Each candidate shall contribute to the overall diversity of the Board of Directors — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics.

(b)	Each candidate should contribute positively to the existing chemistry and collaborative culture among the members of the Board of Directors.

(c)	Each candidate should possess professional and personal experiences and expertise relevant to the Company’s business. Relevant experiences might include, among other things, executive management experience within the transportation industry, and relevant senior level experience in one or more of the following areas — finance, accounting, sales and marketing, organizational development, information technology and public relations.
     Although not an automatic disqualifying factor, the inability of a candidate to meet the independence and other governing standards of the NYSE or the SEC will be a significant negative factor in any assessment of a candidate’s suitability.

Internal Process of Identifying Candidates
     The Nominating and Corporate Governance Committee will use a variety of means for identifying potential nominees for director, including the use of outside search firms and recommendations from current members of the Board of Directors and from shareholders. In determining whether to nominate a candidate, the Nominating and Corporate Governance Committee will consider the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. One or more of the members of the Nominating and Corporate Governance Committee may interview, or have an outside search firm interview, a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities and responsibilities for membership on the Board of Directors. Prospective candidates may also be interviewed by other directors who are not members of the Nominating and Corporate Governance Committee. Reports from those interviews or from Nominating and Corporate Governance Committee members with personal knowledge and experience with the candidate, resumes, information provided by other contacts and other information deemed relevant by the Nominating and Corporate Governance Committee are then considered in determining whether a candidate shall be nominated. The Nominating and Corporate Governance Committee also exercises its independent business judgment and discretion in evaluating the suitability of a candidate for nomination.
Nomination Rights of Shareholders
     Any shareholder of the Company may recommend one or more candidates to be considered by the Nominating and Corporate Governance Committee as a potential nominee or nominees for election as director of the Company at an annual meeting of shareholders in accordance with Delaware corporate law. In order for the candidate recommendation to be timely for the Company’s 2009 annual meeting of shareholders, a shareholder’s notice to the Company’s Secretary must be delivered to the Company’s principal executive offices no later than July 14, 2009. Any such recommendations received by the Secretary will be presented to the Nominating and Corporate Governance Committee for consideration. All candidates (whether identified internally or by a shareholder) who, after evaluation based upon the criteria and process described in “Internal Process of Identifying Candidates” above, are then recommended by the Nominating and Corporate Governance Committee and approved by the Board, will be included in the Company’s recommended slate of director nominees in its proxy statement.
Shareholder Communications with the Board of Directors
     Any Company shareholder who wishes to communicate with the Board of Directors or with an individual director may direct such communications to Mr. Wayne Kern, in his capacity as Corporate Secretary, at Dynamex Inc., 5429 LBJ Freeway, Suite 1000, Dallas, Texas 75240. The communication must be clearly addressed to Mr. Kern or to a specific director. The Board of Directors has approved a process pursuant to which Mr. Kern will review and forward any such correspondence to the appropriate person or persons for response.
Compensation Committee Interlocks and Insider Participation
     No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.
Certain Relationships and Related Transactions
     There were no transactions between the executive officers and directors and the Company, and no advances were made to the executive officers during fiscal 2008.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE
ELECTION OF ALL OF THE NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
     The Board of Directors has appointed BDO Seidman, LLP as the Company’s independent public accountants for the year ending July 31, 2009. BDO Seidman, LLP has served as the Company’s independent public accountants for the prior eleven fiscal years ended July 31, 2008. Although the appointment of independent public accountants is not required to be approved by the shareholders, the Board of Directors believes shareholders should participate in the selection of the Company’s independent public accountants. Accordingly, the shareholders will be asked at the meeting to ratify the Board’s appointment of BDO Seidman, LLP as the Company’s independent public accountants for the year ending July 31, 2009. In the event the shareholders do not ratify the proposal, the Board of Directors will reconsider its appointment of the Company’s independent public accountants.
     Representatives of BDO Seidman, LLP will be present at the meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.
Principal Accountant Fees and Services
     The following is a summary of the fees billed to Dynamex Inc by BDO Seidman, LLP for professional services rendered for the fiscal years ended July 31, 2008 and 2007:

Fee Category	Fiscal 2008 Fees	Fiscal 2007 Fees
Audit Fees	$485,005	$468,564
Audit Related Fees	24,879	18,500

Total Fees	$509,884	$487,064

     Audit Fees. Consists of fees billed for professional services rendered for the audit of Dynamex’ consolidated financial statements, the audit of internal controls over financial reporting (i.e., the Sec. 404 Audit), the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by BDO Seidman, LLP in connection with statutory and regulatory filings or engagements.
     Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Dynamex’ consolidated financial statements and are not reported under “Audit Fees”. These services include audits of Dynamex Domestic Franchising, Inc. and the employee benefit plan and consultations concerning financial accounting and reporting standards.
     There were no other non-audit services performed by BDO Seidman, LLP for the years ended July 31, 2008 and 2007.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
     The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT
OF BDO SEIDMAN, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AS DESCRIBED ABOVE.

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee evaluates audit performance, engages and manages relations with the Company’s independent accountants and evaluates policies and procedures relating to internal accounting functions and controls. The Board of Directors has adopted a written charter for the Audit Committee that details the responsibilities of the Audit Committee.
     The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor. The Audit Committee oversees the Company’s reporting process on behalf of the Board of Directors. The Company’s management has primary responsibility for the financial statements and reporting process, including systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2008, which management has represented to the Audit Committee, have been prepared in accordance with accounting principles generally accepted in the United States of America.
     The Committee discussed with representatives of BDO Seidman, LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards Number 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications), and Securities and Exchange Commission rules. In addition, the Audit Committee received from BDO Seidman, LLP written disclosures required by the Independence Standards Board Standard Number 1 (Independent Discussions with Audit Committee), and has discussed with that firm the independent auditor’s independence, and has considered whether the provision of non-audit services is compatible with maintaining such firm’s independence.
     The Audit Committee further discussed with the independent accountants the overall scope and plans for their respective audits. The Audit Committee meets periodically with the independent accountants, with and without management present, to discuss the results of their examination, their evaluations of our internal controls, and the overall quality of our financial reporting.
     Based upon the foregoing disclosures, representations, reports and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the Company’s 2008 fiscal year be included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2008 for filing with the Securities and Exchange Commission.
Dated: September 16, 2008
Audit Committee
Bruce E. Ranck, Chairman
Wayne Kern
Brian J. Hughes
Stephen P. Smiley
Craig R. Lentzsch

COMPENSATION DISCUSSION AND ANALYSIS
Overview and Philosophy of Compensation
     The Compensation Committee has the responsibility to review, recommend, and approve all executive officer compensation arrangements. The Compensation Committee has the specific responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, (ii) evaluate the performance of our CEO in light of those goals and objectives, and (iii) determine and approve the compensation level of our CEO based upon that evaluation. The Compensation Committee also has the responsibility to annually review the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances. In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executives’ interests with the interests of our shareholders. The Compensation Committee must also review and approve all forms of incentive compensation, including stock option grants, stock grants, and other forms of incentive compensation granted to our executive officers. The Compensation Committee takes into account the recommendations of our CEO in reviewing and approving the overall compensation of the other executive officers.
     We believe that the quality, skills, and dedication of our executive officers are critical factors affecting our long-term value and success. Thus, one of our primary executive compensation goals is to attract, motivate, and retain qualified executive officers. We seek to accomplish this goal by rewarding past performance, incentivizing future performance, and aligning our executive officers’ long-term interests with those of our shareholders. Our compensation program is specifically designed to reward our executive officers for individual performance, years of experience, contributions to our financial success, and creation of shareholder value. Our compensation philosophy is to provide overall compensation levels that (i) attract and retain talented executives and motivate those executives to achieve superior results, (ii) align executives’ interests with our corporate strategies, our business objectives, and the long-term interests of our shareholders, and (iii) enhance executives’ incentives to increase our stock price and maximize shareholder value. Our primary strategy for building senior management depth has been to develop personnel from within our company recognizing, however, that we may gain talent and new perspectives from external sources. Accordingly, in many instances we build our compensation elements around long-term retention and development together with annual rewards based on specific focus areas.
     Our philosophy is to closely align the compensation paid to our executives with the performance of the Company on both a short-term and long-term basis, and set aggressive performance goals that support the Company’s core long-term financial goals of:
•	Growing revenue by 8-12% per year;

•	Increasing earnings per share by 15-20% per year;

•	Improving cash flow and EBITDA; and

•	Increasing returns, such as return on committed capital.
Elements of Compensation
     Our compensation program for senior executive officers generally consists of the following five elements:
•	base salary;

•	performance-based annual cash bonus determined primarily by reference to objective financial and operating criteria;

•	long-term equity incentives in the form of stock options and other stock-based awards or grants;

•	specified perquisites; and

•	employee benefits that are generally available to all of our employees.

     The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements. In making decisions regarding an executive’s total compensation, the Compensation Committee considers whether the total compensation is (i) fair and reasonable to us, (ii) internally appropriate based upon our culture and the compensation of our other employees, and (iii) within a reasonable range of the compensation of similarly situated executives in our Peer Group of Companies. The Compensation Committee also bases its decisions regarding compensation upon its assessment of the executive’s leadership, individual performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial success, the creation of shareholder value, and current and past compensation. In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation. The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value. In determining whether to increase or decrease an element of compensation, the Compensation Committee’s judgment concerning the contributions of each executive and, with respect to executives other than the CEO, consider the recommendations of the CEO.
     In determining base salary adjustments for FY 2009, the Compensation Committee reviewed the executive compensation levels of the Named Executive Officers (i.e. executive officers disclosed in the Summary Compensation Table on page 22) using competitive data for similar positions for a select group of peer companies from a study conducted by Pearl Meyer & Partners, an independent compensation consultant. The specific companies included in the peer group were Airnet Systems Inc., Celadon Group Inc., Covenant Transportation Inc., Forward Air Corp., Hub Group Inc., Knight Transportation Inc., Marten Transport Ltd., P.A.M. Transportation Services, Saia Inc., USA Truck Inc., UTI Worldwide Inc., and Velocity Express Corp. In addition to the peer group and to supplement the data from the proxy group where a specific match was not available, the Consultant provided additional market data from its survey database for comparable jobs of similar scope, provided the Committee with the compiled results and incorporated this data into their findings. There were no material differences in the factors considered for each Named Executive Officer in the decision to adjust compensation.
     Regarding the CEO’s compensation, the Committee meets in executive session to determine the amount, form, and terms of such compensation for Board approval. For all other officer compensation decisions, the CEO provides recommendations and may be present for the decisions and related discussions, but may not vote.
     The following is a discussion of each element of our compensation program, including (i) why we choose to pay each element, (ii) how we determine the specific amount to pay for each element, and (iii) how each element, and our decisions regarding each element, fit into our overall compensation objectives and affect decisions regarding other elements. We also discuss the specific decisions we made with respect to the compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for the fiscal year ended July 31, 2008 (collectively, the “Named Executive Officers”).
Base Salary
     We set base salaries at levels that reward executive officers for ongoing performance and enable us to attract and retain highly qualified executives. Base pay is a critical element of our compensation program because it provides our executive officers financial stability. Such stability allows our executives to focus their attention and efforts on creating shareholder value and on our other business objectives. In determining base salaries, we consider an executive’s qualifications and experience, including, but not limited to, the executive’s industry knowledge and the quality and effectiveness of the executive’s leadership, scope of responsibilities, past performance, and future potential of providing value to our shareholders. Although we do not believe it is appropriate to establish compensation levels based solely on benchmarking, we consider base salaries of executives having similar qualifications and holding comparable positions in companies similarly situated to ours. We set our base salaries at a level that allows us to pay a portion of an executive officer’s total compensation in the form of perquisites, cash bonuses, and long-term incentives. We believe that such a mix of compensation helps incentivize our executives to maximize shareholder value. We consider adjustments to base salaries annually to reflect the foregoing factors but do not apply specific weighting to such factors.

     Base Salary of Our Chief Executive Officer In June 2007, the Compensation Committee engaged the firm of Pearl Meyer & Partners, an independent compensation consultant to assist the Compensation Committee in designing and implementing a competitive compensation package for the CEO and the other named executive officers. The Compensation Committee reviewed the independent compensation consultant’s report, took into consideration Mr. McClelland’s tenure with the Company, the recent results achieved by Dynamex versus the peer group of companies, the level of his base salary compared to the peer group, and increased Mr. McClelland’s base salary 31.3% to $525,000 in September 2007 which placed him slightly above the 50th percentile for the peer group. Mr. McClelland relinquished the titles of President and Chief Executive Officer on November 1, 2008 and received a one-time special cash award of $1,500,000.
     Base Salary of Our Other Named Executive Officers The Compensation Committee approved the following annual base salary adjustments in October 2008 for our Named Executive Officers, other than our CEO: (i) a 15.0% merit increase for Ray Schmitz, our CFO, in recognition of his performance to date, (ii) a 12.5% merit for James Aitken in recognition of the results for his business unit for the prior year; and (iii) a 6.7% merit increase for Cathy Taylor in recognition of her business center results for the prior year. In June 2008, Gilbert Jones was elected Corporate Controller and his annual base salary was set at $145,000.
Annual Incentive Compensation
     Performance Based Annual Cash Bonus Program. The annual cash incentive component of the Executive Compensation Program represents a variable portion of the total compensation opportunity that motivates and rewards executives to achieve short-term corporate objectives. Dynamex’ annual cash incentive plan is structured to provide cash incentives to key employees and is based on the achievement of key corporate, business unit and individual objectives for the fiscal year. The Compensation Committee approved the weighting of the performance measures for the Named Executive Officers for FY 2008 as follows:

		Corporate		Business Unit
		Sales	Net	Sales		Individual
Named Executive Officer	Principal Position	Growth	Income	Growth	NOI	Objectives
Richard K. McClelland (1)	President & CEO	40%	60%
Ray E Schmitz	Vice- President & CFO		100%
Maurice Levy (2)	Vice-President & COO			24%	56%	20%
Catherine J. Taylor	President, Dynamex USA			30%	70%
James R. Aitken	President, Dynamex Canada			30%	70%
Gilbert Jones (3)	Corporate Controller		80%			20%

(1)	Mr. James L. Welch replaced Mr. McClelland as President and CEO effective November 1, 2008.

(2)	Mr. Levy was terminated on February 19, 2008 and was not eligible for a FY 2008 bonus.

(3)	Mr. Jones was elected Corporate Controller on June 2, 2008.
     The financial performance measures for the CEO and the Other Named Executive Officers are based on the operating budget approved by the Board of Directors at the beginning of each fiscal year and individual performance objectives approved by the Compensation Committee. The Compensation Committee set the following target bonus percentages for FY 2008 for each of the named executive officers: Mr. McClelland’s target bonus was set at 80% of his base pay with a maximum payout of 160% if maximum performance targets are achieved. The target bonus percentages for Mr. Levy, Mr. Schmitz, Mr. Aitkin and Ms. Taylor were set at 50% of base pay with a maximum payout percentage of 75% if maximum performance targets are achieved. The target percentages are adjusted up or down based on a range of Company performance between 90% and 110% of the target. The Compensation Committee annually determines bonuses for the Program’s participants following the finalization of the financial statements.

     In September 2008, the Compensation Committee reviewed the financial results for FY2008 and determined that Mr. McClelland achieved 101.8% and 99.7%, respectively, of his revenue and net income performance targets for the year and awarded him a bonus of $437,847; Mr. Schmitz achieved 99.7% of his net income target and was awarded a bonus of $146,326; Mr. Aitken achieved 96.5% and 90.0% of his sales growth and NOI targets, respectively, and was awarded $57,739; Ms. Taylor achieved 101.8% and 99.4% of her sales growth and NOI targets, respectively, and was awarded $118,716; and Mr. Jones achieved 99.7% and 100%,of his net income and individual objectives, respectively, and was awarded $25,165.
     Performance Based Annual Restricted Stock Awards. In 2006, the Compensation Committee initiated a program to award restricted shares reserved under the Company’s existing Stock Option Plan to participants, including the Named Executive Officers, if the Company exceeded its financial performance targets for the year and the participants meet and/or exceed their individual performance targets. The awards were designed to reward superior performance and to increase executives’ direct ownership of Company stock. The restricted shares awarded to the participants vest 20% per year over a five-year period. The restricted shares do not have voting rights and are not entitled to dividends. If a participant sells any of these shares during the five-year vesting period, the individual will not be eligible for future awards under this program. Messrs. McClelland, Welch, Schmitz, Aitkin and Jones and Ms Taylor are eligible to receive a maximum of 30%, 30%, 20%, 15%, 5% and 15%, respectively of their base salary annually in restricted shares. The awards are determined based on the percentage that net income exceeds the performance target for the year with maximum bonuses achieved when the Company exceeds its fiscal year net income target by 5%. Only Mr. McClelland and Mr. Schmitz were eligible for and were awarded restricted shares with values of $41,488 and $19,340, respectively for FY 2006. For the fiscal year ended July 31, 2007, the Company exceeded its net income target by more than 5%. Mr. McClelland earned the maximum award and was granted restricted shares from the plan valued at $120,000, Mr. Schmitz, $56,000 and Mr. Aitken, $31,725. The Compensation Committee made a discretionary award to Ms. Taylor of restricted shares valued at $25,988 in recognition of her contributions to the overall financial results for the 2007 fiscal year. There were no awards earned under this program for FY 2008. This program was replaced by the long-term incentive award program adopted by the Board effective August 1, 2008.
Stock Option and Equity Incentive Programs
     On January 8, 2008, our shareholders approved the Company’s 2008 Equity Compensation Plan. We use such broad-based Equity Compensation Plans to attract, motivate, and retain qualified executive officers by providing them with long-term incentives. We also use such plans to align our executives’ and shareholders’ long-term interests by creating a strong and direct link between executive pay and shareholder return.
     Equity compensation plans allow the Compensation Committee to link compensation to performance over a period of time by granting awards that have multiple-year vesting schedules. Awards with multiple-year vesting schedules, such as stock options, provide balance to the other elements of our compensation program that otherwise link compensation to annual performance. Awards with multiple-year vesting schedules create incentive for executive officers to increase shareholder value over an extended period of time because the value received from such awards is based on the growth of the stock price above the grant price. Such awards also incentivize executives to remain with us over an extended period of time. Awards under this plan generally vest over a five-year period. Thus, we believe that equity awards are an effective way of aligning the interests of our executive officers with those of our shareholders.
     The Compensation Committee is permitted to grant stock options or award restricted stock, stock appreciation rights and performance units and other types of performance-based equity awards as forms of executive officer compensation. The Compensation Committee has historically awarded primarily stock options as the Committee believed that stock options have been an effective means of incentivizing executive officers to work toward, and rewarding them for, increasing shareholder value. The Compensation Committee recognizes a broad trend toward some level of restricted stock grants as well as performance-restricted stock discussed below. The Committee will continue to assess the effectiveness of different types of equity awards in the future using its discretion to formulate new awards as provided by the 2008 Equity Compensation Plan. On September 16, 2008, the Board of Directors changed the method of determining grant value from the closing price on the date of grant to the average of the closing prices over the five business day period beginning on the third business day following the date of the grant.

     Stock Option Awards. The Named Executive Officers and other eligible participants are generally granted stock options on an annual basis. The Compensation Committee is charged with administration of the 2008 equity Compensation Plan and has the sole authority to make awards under the plan. The Compensation Committee has the discretion to award stock options, non-vested restricted shares of common stock, stock appreciation rights and other forms of long-term equity incentives. Annual long-term equity incentive awards are generally made shortly after the Company announces financial results for the fiscal year. Additionally, newly hired or promoted executives may receive their stock option share awards on or soon after their date of hire or promotion.
     In establishing individual awards under the plan, the Committee considers, in addition to market norms, a number of factors including the Company’s past financial performance, individual performance of each executive, the retention goal of such a long-term equity incentive award, the grant date value of any proposed award, the other compensation components for the executive, equity plan compensation dilution, the executive’s stock ownership and option holdings and long-term equity incentive awards to executives holding similar positions.
     The Compensation Committee has generally awarded between 140,000 and 200,000 options per year to participants when the Company meets or exceeds its financial targets for the prior fiscal year and lesser amounts when financial targets are not met.
     The Company exceeded its net income target for the year ended July 31, 2008. On September 26, 2008, the Compensation Committee granted 139,978 stock options awards to the participants which options will vest ratably at the rate of 25% per year. Messrs. McClelland, Schmitz, Aitkin, and Jones and Ms. Taylor were granted stock options of 23,058, 7,982, 11,352, 1,951 and 6,385, respectively, at an exercise price of $27.98 per share, the average closing price over the five business day period beginning on the third business day following the date of the grant. These stock options were issued in conjunction with the adoption by the Compensation Committee of long-term incentive award program described below and are included therein.
     Long-Term Incentive Award Program. Pursuant to its authority to grant awards under the Company’s 2008 Equity Compensation Plan, the Compensation Committee established a performance-based long-term incentive program effective August 1, 2008, the beginning of the current fiscal year. The purpose of this program is to promote the interests of the Company and its stockholders by rewarding Company executives with bonus and incentive compensation based upon the level of achievement of financial, business and other performance objectives established by the compensation Committee.
     This program is a performance-related program using overlapping three-year cycles paid annually. The participants are assigned a specific target payout consisting of 40% time-based stock options and 60% “Performance Shares” for the CEO and U.S. based executives and 20% time-based restricted shares and 80% performance based stock options for Canadian Executives. Performance Shares are a right to receive a certain number of shares of Common Stock of the Company upon satisfaction of performance goals specified by the Compensation Committee. Time-vested stock options and restricted shares vest 25% annually. The target payout for each participant is based upon the market-median for similar positions for the Peer Group of Companies.
     The Compensation Committee has selected cumulative, annual earnings per share (EPS) growth targets, adjusted to exclude the effects of capital issuance or share buybacks in excess of free cash flow, to determine whether the performance portion of the long-term incentive award is to be made. A participant’s target payout may be adjusted (upward or downward) based upon the Company’s EPS growth relative to the targeted performance levels with a threshold of 10%, a target of 15% and a maximum level of 20%. For each participant, the performance equity multiplier is 50% at 10% EPS growth, 100% at 15% EPS growth with a maximum payout of 250% at 20% EPS growth. No payout will be made for performance-based awards if the Company’s cumulative, annual EPS growth rate for the three-year performance period falls below 10%.
     Any payout will be made in Common Stock or stock options of the Company, which Common Stock and options will be fully vested upon issuance. No participant may receive a payout of more than 100,000 shares of stock in any fiscal year. To be eligible to receive a payout, a participating officer must be employed by the Company at the end of the three-year measurement period.

     All unvested shares and options and all unearned, performance-based shares and options are forfeited at termination except for a change-in-control, as more fully defined in the 2008 Equity Compensation Plan, or by any applicable employment agreement or other governing provision or retirement. All performance based awards become immediately vested at a change-in-control as defined in the 2008 Equity Compensation Plan. For a grantee who reaches retirement age (defined as 65 years) during the vesting or performance period, the vesting or performance period will be altered, within the Award Document, so that a) vesting would occur at the Grantee’s 65th birthday or b) the performance period will be shortened to encompass any whole years prior to age 65. If no whole years remain, restricted stock vesting at the Grantee’s 65th birthday would be granted (at the target award level) in lieu of performance shares.
     By implementing this long-term, incentive award program, the Compensation Committee intended to more closely align the interests of the Company’s officers with those of its shareholders. The use of the three-year cycle and maximizing long-term shareholder wealth becomes of paramount importance to the officers of the Company and they will be correspondingly rewarded for the achievement of this objective.
     On September 18, 2008, the Compensation Committee granted the following Long-Term Incentive Awards to The Named Executive Officers for the year ended July 31, 2008, at an exercise price of $27.98 per share, the average closing price over the five business day period beginning on the third business day following the date of the grant. The threshold, target and maximum shares listed below includes the aforementioned stock options granted to Messrs. McClelland, Schmitz, Aitkin, and Jones and Ms. Taylor of 23,058, 7,982, 11,352, 1,951 and 6,385, respectively,

								All	All other
								other	option
								stock	awards:
								awards:	number
								number	of
		Estimated future payouts						of	securities	Exercise	Grant
		under Non-equity incentive			Estimated future payouts under			shares	under-	price of	date fair
		plan awards			equity incentive plan awards			of stock	lying	option	value of
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or units	options	awards	stock and
Name	date	Dollars	Dollars	Dollars	Shares	Shares	Shares	(#)	(#)	($/Sh)	option awards
Richard K. McClelland	09/18/08	—	—	—	30,028	36,997	57,906	—	—	$27.98	$11.28
Ray E. Schmitz	09/18/08	—	—	—	10,394	12,807	20,044	—	—	$27.98	$11.28
James R. Aitken	09/18/08	—	—	—	11,924	12,496	25,550	—	—	$27.98	$11.28
Catherine J. Taylor	09/18/08	—	—	—	8,315	10,245	16,035	—	—	$27.98	$11.28
Gilbert Jones	09/18/08	—	—	—	2,541	3,130	4,900	—	—	$27.98	$11.28
     Stock Ownership Guidelines
     The Committee has approved Stock Ownership Guidelines (“Ownership Guidelines”), which apply to officers who receive long-term incentives. The purpose of the guidelines is to further align executives’ interests with shareholders’ through stock ownership.
     The number of shares that an officer needs to acquire to satisfy the Ownership Guidelines is determined by multiplying their current base salary by the applicable multiple of base salary and dividing by the share price. The current Ownership Guidelines are two times base salary for the CEO and CFO and 50% for all other participants.
     The table below describes the ownership guidelines for each current Named Executive Officer and the number of shares owned as of July 31, 2008:

				Percentage of
		Number of Shares	Number of Shares	Guideline Attained
Named Executive Officer	Principal Position	Required (1)	Owned	(1)
Richard K. McClelland	President & CEO	37,406	13,378	36%
Ray E Schmitz	Vice- President & CFO	21,375	10,174	48%
James R. Aitken	President, Dynamex Canada	4,175	1,505	36%
Catherine J. Taylor	President, Dynamex USA	4,489	—	0%
Gilbert Jones	Corporate Controller	2,583	—	0%

(1)	Guidelines determined using the executives’ 2008 base salary at July 31, 2008 and the closing share price of $28.07 on July 31, 2008.
Specified Perquisites
     We provide our Named Executive Officers with certain other benefits that we believe are reasonable, competitive, and consistent with our overall executive compensation program. We believe that these benefits allow our executives to work more efficiently. The costs of these benefits constitute only a small percentage of each executive’s total compensation. In setting the amount of these benefits, the Compensation Committee considers (i) each executive’s position and scope of responsibilities, and (ii) all other elements comprising the executive’s compensation.
     In fiscal 2008, we provided our Named Executive Officers with additional compensation in the form of (i) company paid auto allowances and auto insurance for Messrs. McClelland and Aitkin and an auto allowance for Ms. Taylor, (ii) company paid health and dental premiums for Messrs. McClelland, Levy, Aitkin and Schmitz and Ms. Taylor, and, (iii) government pension contributions for Messrs. McClelland and Aitkin.
     The U.S. based named executives are eligible to participate in a non-qualified deferred compensation plan. The Company withheld and funded into the plan certain amounts from the earnings of Mr. Schmitz and Mr. Jones.
Other Compensation
     Our executives receive benefits, which are also received by our other employees, including 401(k) matching contributions, and health, dental and life insurance benefits. We do not provide pension arrangements or post-retirement health coverage for our executives or employees.
Employment Agreements
     The Company has entered into an employment agreement with Mr. McClelland which provides for the payment of a base salary in the annual amount of $525,000, participation in an executive bonus plan, an auto allowance of Cdn $1,500 per month and participation in other employee benefit plans. Unless terminated earlier, the employment agreement shall continue until November 30, 2008, upon which date such agreement will be automatically extended for successive one-year renewal terms unless notice is given upon the terms provided in such agreement. Additionally, upon a sale or transfer of substantially all of the assets of the Company or certain other events that constitute a change of control of the Company, including the acquisition by a shareholder of securities representing 51% of the votes that may be cast for director elections, the Company shall continue to pay Mr. McClelland the compensation set forth in such agreement for the greater of two years from the date of such change of control or the remainder of the agreement term. During the term of the employment agreement and pursuant to such agreement, Mr. McClelland shall be a member of the Board of Directors of the Company.
Change-in-Control Agreements
     We have entered into change-of-control agreements with Mr. Schmitz and Ms. Taylor. Under these agreements, these executive officers are entitled to certain benefits if they are terminated either within 24 months of the effective date of a change in control or before the effective date of the change in control if the termination was either a condition to the change in control or was at the request or insistence of a person related to the change in control. These executives will not be considered “terminated” for purposes of these agreements if they die or are terminated for cause. They will, however, be considered “terminated” if they voluntarily leave our employ for “good reason.”
     Upon a termination in connection with a change in control, Mr. Schmitz will be entitled to receive a lump sum cash payment of 200% of his base salary and Ms. Taylor will receive 100% of her base salary, plus Mr. Schmitz will receive two times and Ms. Taylor one times the higher of the target bonus or the highest bonus percentage received in the preceding three calendar years. In addition, Mr. Schmitz and Ms. Taylor will receive medical and dental benefits for a period of 18 months and 12 months, respectively. These arrangements, including the quantification of the payment and benefits provided under these arrangements, are described in more detail elsewhere in this Proxy Statement under the heading “Compensation and Other Benefits—Potential Payments Upon Termination or Change in Control.”
     We believe that the change in control protections provided in the agreements described above are relevant and an important part of our executive compensation program. We believe that these arrangements will incent the executives to work in the interests of the shareholders during and through such times and will mitigate some of the risk that exists for executives working in a smaller company, where there is a meaningful likelihood that the company may be acquired. These arrangements are intended to attract and retain qualified executives who may have employment alternatives that may appear to them, in light of a possible change in control, to be less risky absent these arrangements. We also believe similar protections are typically provided by other companies, including companies with which we compete for executive talent, and thus believe we must continue to offer such protections in order to be competitive.

REPORT OF THE COMPENSATION COMMITTEE
     Report of the Compensation Committee. In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K. The Report of the Compensation Committee follows.
     The Report of the Compensation Committee shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.
     Report of the Compensation Committee
     We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the year ended July 31, 2008.
Compensation Committee
Brian J. Hughes, Chairman
Stephen P. Smiley

EXECUTIVE COMPENSATION
Summary
     The following summary compensation table sets forth the total annual compensation paid or accrued by the Company to or for the account of the Chief Executive Officer, the Principal Financial Officer and the other executive officers and two other named officers of the Company whose total salary and bonus for the fiscal year ended July 31, 2008 exceeded $100,000:
Summary Compensation Table

		Annual Compensation		Long-Term Compensation
			Cash
			Bonus	Stock	Option	All Other	Total
	Fiscal	Salary	Awards	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)	($) (1)	($) (2)	($) (2)	($)	$	Notes
Richard K. McClelland	2008	504,936	437,837	28,400	213,307	38,033	1,222,513	(3)
President and Chief	2007	400,097	222,585	6,999	158,153	30,345	818,179
Executive Officer	2006	369,038	290,000	—	101,781	27,570	788,389

Ray E. Schmitz	2008	296,154	146,326	13,202	160,551	17,430	633,663	(4)
Vice President — Chief	2007	280,000	153,020	3,223	114,940	14,098	565,281
Financial Officer	2006	257,810	158,606	—	69,424	12,988	498,828

Maurice Levy	2008	162,300	—	—	30,563	191,086	383,949	(5)
Chief Operating Officer	2007	5,096	—	—	—	462	5,558
	2006	—	—	—	—	—	—

James R. Aitken	2008	212,193	57,739	5,289	123,224	25,171	423,616	(6)
President — Canada	2007	197,510	113,990	—	90,876	25,333	427,709
Operations	2006	160,294	77,064	—	57,262	23,778	318,398

Catherine J. Taylor	2008	235,384	118,716	4,329	123,224	18,632	500,285	(7)
President — USA	2007	223,077	60,000	—	90,876	15,799	389,752
Operations	2006	202,202	65,000	—	57,262	12,701	337,165

Samuel T. Hicks	2008	133,453	—	834	31,070	19,568	184,925	(8)
Controller	2007	125,539	35,589	—	22,365	1,130	184,623
	2006	117,692	31,224	—	9,416	—	158,332

Gilbert Jones	2008	122,953	25,165	—	11,301	1,843	161,262	(9)
Controller	2007	72,981	16,674	—	—	460	90,115
	2006	—	—	—	—	—	—

(1)	The cash bonus awards above were earned based upon the achievement of performance measures approved by the Compensation Committee of the Board of Directors with the following exceptions: In addition to the bonuses earned for achievement of certain performance measures, Mr. Aitken was awarded a discretionary bonus of $22,500 for his contribution to the success of the franchise initiative and Ms. Taylor were awarded a discretionary bonus of $35,902 in recognition of her efforts in successfully growing and managing the relationship with our largest customer during FY 2007. Messrs. McClelland, Schmitz and Aitken did not meet all financial goals for fiscal 2005 and therefore did not earn a bonus for that year. However, on September 28, 2005, the Compensation Committee of the Board of Directors awarded discretionary bonuses to Messrs. McClelland, Schmitz, and Aitken in the amounts of $75,000, $50,000 and $20,000, respectively, to recognize contributions made by those individuals during fiscal 2005. These amounts are included in the FY 2006 bonuses shown in the table above.

(2)	The amounts included in these columns reflect the value of restricted stock and option awards that were recognized as an expense for financial statement reporting purposes in each of the fiscal years 2006 through 2008 calculated pursuant to Statement of Financial Accounting Standards (“FAS”) 123R, “Share-Based Payment,” excluding, however, any estimate of forfeitures. Accordingly, the columns include amounts relating to awards granted during and prior to fiscal year 2008. All such expense is recognized over the five-year vesting period. See Note 1 “Stock-based compensation” and Note 10 of the Notes to Consolidated Financial Statements for the weighted-average assumptions used for grants during each of the three years ending July 31, 2008.

Restricted common stock was granted to Messrs. McClelland and Schmitz on September 20, 2006 at the then current market price of $22.23 per share, totaling $41,988 and $19,340, respectively, as additional bonuses for 2006 for exceeding the annual financial goals set at the beginning of the year. Similar grants were made to Messrs. McClelland and Schmitz and other of the named officers on September 19, 2007 totaling 9,304 shares at the then current market price of $25.82 per share totaling $240,230. All restrictions expire at the rate of 20% annually over five years.

(3)	Mr. McClelland received $19,230, $16,751 and $14,394 in 2008, 2007 and 2006, respectively, for an auto allowance and Company paid auto insurance as well as $7,341, $6,274 and $6,158 in 2008, 2007 and 2006, respectively, for Company paid health and dental insurance and $8,361, $7,319 and $7,019 in 2008, 2007 and 2006, respectively, for Company paid government pension contributions. Certain of Mr. McClelland’s salary, bonus and other compensation payments were paid in Canadian dollars and were translated into U.S. dollars at the appropriate exchange rates in effect at the payment dates On September 16, 2008; the Board of Directors approved a one-time special payment of $1.5 million to Richard McClelland, Dynamex Chairman and CEO. The payment was based on the results of a compensation study conducted by an independent compensation consultant engaged by the Compensation Committee of the Board of Directors. Mr. McClelland relinquished the titles of President and Chief Executive Officer on November 1, 2008.

(4)	Mr. Schmitz received benefits totaling $12,988, $12,988 and $12,988 in 2008, 2007 and 2006, respectively, for Company paid health and dental insurance premiums. Mr. Schmitz’ Company matched 401K contributions were $4,442, $1,110 and $0 in 2008, 2007 and 2006, respectively.

(5)	Mr. Levy joined the Company as Chief Operating Officer on July 9, 2007 and was terminated February 8, 2008. Mr. Levy was paid $176,667 of severance which is included in the All Other Compensation column.

(6)	Mr. Aitken received $13,897, $13,889 and $13,7700 in 2008, 2007 and 2006, respectively, for an auto allowance and Company paid auto insurance as well as $3,793, $3,173 and $3,057 in 2008, 2007 and 2006, respectively, for Company paid health and dental insurance premiums and $7,480, $8,270 and $6,952 in 2008, 2007 and 2006, respectively, for Company paid government pension contributions. Mr. Aitken’s salary, bonus and other compensation payments were paid in Canadian dollars and were translated into U.S. dollars at the appropriate exchange rates in effect at the payment dates.

(7)	Ms. Taylor received $12,000, $11,815 and $9,600 in 2008, 2007 and 2006, respectively, as an auto allowance as well as $3,101, $3,101 and $3,101 in 2008, 2007 and 2006, respectively, for Company paid health and dental insurance premiums. Ms. Taylor’s Company matched 401K contributions were $3,531, $883 and $0 in 2008, 2007 and 2006, respectively.

(8)	Mr. Hicks joined the Company as Controller on July 5, 2005 and retired July 13, 2008. Mr. Hicks was paid $17,308 of severance which is included in the All Other Compensation column. Mr. Hick’s Company matched 401K contributions were $2,260, $1,130 and $0 in 2008, 2007 and 2006, respectively.

(9)	Mr. Jones was elected Corporate Controller on June 2, 2008. Mr. Jones’ Company matched 401K contributions were $1,843, $460 and $0 in 2008, 2007 and 2006, respectively.
     On October 24, 2008, the Board of Directors granted stock options to 22 employees to purchase 167,000 shares of Dynamex common stock at $29.22 per share. Options for 25,000, 20,000, 15,000, 15,000, 15,000 6,000 and 5,000 were awarded to Mr. McClelland, Mr. Schmitz, Mr. Levy, Mr. Aitken, Ms. Taylor, Mr. Hicks and Mr. Jones, respectively. Each option had a grant date fair value of $29.22 per share.

Nonqualified Deferred Compensation
     The following table sets forth the nonqualified deferred compensation amounts withheld from certain named executives and paid by the Company into the plan for the account of the officer during 2008, the earnings thereon and the accumulated account balances at July 31, 2008,

				Aggregate
	Executive	Registrant		Withdrawals/	Aggregate
	Contributions	Contributions	Aggregate	Distributions	Balance at
	in 2008	in 2008	Earnings in	in 2008	July 31, 2008
Name	($)	($)	2008 ($)	($)	($)

Ray E. Schmitz	170,993	—	43,389	—	762,327
Gilbert Jones	11,048	—	(529)	—	10,520
Employment and Consulting Agreements
     The Company has entered into an employment agreement with Mr. McClelland which provides for the payment of a base salary in the annual amount of $525,000, participation in an executive bonus plan, an auto allowance of Cdn $1,500 per month and participation in other employee benefit plans. Additionally, upon a sale or transfer of substantially all of the assets of the Company or certain other events that constitute a change of control of the Company, including the acquisition by a shareholder of securities representing 51% of the votes that may be cast for director elections, the Company shall continue to pay Mr. McClelland the compensation set forth in such agreement for the greater of two years from the date of such change of control or the remainder of the agreement term. During the term of the employment agreement and pursuant to such agreement, Mr. McClelland shall be a member of the Board of Directors of the Company. On September 16, 2008, the Board of Directors approved a one-time special payment of $1.5 million to Richard McClelland, Dynamex Chairman and CEO. The payment was based on the results of a compensation study conducted by an independent compensation consultant engaged by the Compensation Committee of the Board of Directors. Mr. McClelland relinquished the titles of President and Chief Executive Officer on November 1, 2008.
     The Company has entered into an employment agreement with Mr. Welch which provides for the payment of a base salary in the annual amount of $525,000, participation in an executive bonus plan, an auto allowance of $1,000 per month and participation in other employee benefit plans. The employment agreement shall continue until termination. Additionally, upon a sale or transfer of substantially all of the assets of the Company or certain other events that constitute a change of control of the Company, including the acquisition by a shareholder of securities representing 51% of the votes that may be cast for director elections, the Company shall continue to pay Mr. Welch the compensation set forth in such agreement for the greater of two years from the date of such change of control or the remainder of the agreement term. During the term of the employment agreement and pursuant to such agreement, Mr. Welch shall be a member of the Board of Directors of the Company.
     Mr. Schmitz and Ms. Taylor have executed retention agreements with the Company that provide certain benefits in the event their employment is terminated subsequent to a change in control of the Company, as defined in the retention agreements. Mr. Schmitz’ retention agreement provides that if he is terminated, or if he elects to terminate employment under certain circumstances, he shall be entitled to a lump-sum payment of two times the sum of his base salary and target bonus, an 18 month continuation of his employee benefits, and reimbursement of certain legal fees, expenses, and any excise taxes. Ms. Taylor’s retention agreement provides that if she is terminated, or if she elects to terminate employment under certain circumstances, she shall be entitled to a lump-sum payment of the sum of her annual base salary and target bonus for one year, a 12 month continuation of her employee benefits, and reimbursement of certain legal fees, expenses, and any excise taxes.

     If a Triggering Event and termination of employment had occurred as of July 31, 2008, the Company estimates that the value of the benefits under the retention agreements would have been as follows for the named executives:

			Accelerated
	Lump Sum	Continuation	Vesting of
	Severance	of Insurance	Stock options
Name	Payment (1)	Benefit	(2)
Richard K. McClelland	1,009,871	—	768,660
Ray E. Schmitz	884,960	19,482	608,182
James R. Aitken	—	—	454,762
Catherine J. Taylor	354,100	3,101	454,762
Gilbert Jones	—	—	75,338

(1)	Payment based on fiscal year 2008 salary plus fiscal year 2008 bonus.

(2)	Accelerated vesting of stock option amounts were determined by measuring the fair value of unvested stock options as of July 31, 2008, utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments.” The accelerated vesting of stock options for Mr. McClelland, Mr. Aitken and Mr. Jones would only occur during a change of control.
Grants of Plan-Based Awards During Fiscal Year 2008
     The following table sets forth information regarding grants of plan-based awards made to the named executive officers during the fiscal year ended July 31, 2008.

					All Other
					Option			Grant Date
					Awards;	Exercise or		Fair Value of
				Grant Date	Number of	Base Price of	Closing	Stock and
			Restricted	Fair Value	Securities	Option	Market Price	Option
	Type of	Grant	Stock	Per Share	Underlying	Awards	on Grant	Awards ($)
Name	Plan/Award	Date	Awards	($/Sh)	Options	($/Sh) (1)	Date ($/Sh)	(2)
Richard K.	Stock Option	10/24/07			25,000	29.22	29.22	376,693
McClelland	Stock Grant	9/17/07	4,648	25.82				120,011

Ray E.	Stock Option	10/24/07			20,000	29.22	29.22	301,354
Schmitz	Stock Grant	9/17/07	2,169	25.82				56,004

Maurice	Stock Option	10/24/07			15,000	29.22	29.22	226,016
Levy

James R.	Stock Option	10/24/07			15,000	29.22	29.22	226,016
Aitken	Stock Grant	9/17/07	1,229	25.82				31,733

Catherine	Stock Option	10/24/07			15,000	29.22	29.22	226,016
J. Taylor	Stock Grant	9/17/07	1,006	25.82				25,975

Samuel	Stock Option	10/24/07			6,000	29.22	29.22	90,406
T. Hicks	Stock Grant	9/17/07	252	25.82				6,507

Gilbert	Stock Option	10/24/07			5,000	29.22	29.22	75,339
Jones

(1)	The exercise price of the options granted to the individuals shown above was equal to the closing price of Dynamex Inc.’s common stock on the date of grant.

(2)	Represents the full grant date fair value of each equity-based award, computed in accordance with FAS 123R.

Outstanding Equity Awards at End of Fiscal Year 2008
     The following table sets forth for each named executive officer certain information about unexercised stock options to purchase shares of the Company’s Common Stock and unvested shares of restricted stock held by them at July 31, 2008:

	Option Awards					Stock Awards
		Number of	Number of			Number of	Market Value
		Securities	Securities			Shares of	of Shares of
	Option or	Underlying	Underlying			Restricted	Restricted
	Restricted	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Stock Grant	Options (#)	Options (#)	Exercise Price	Expiration	Have Not	Have Not
Name	Date	Exercisable	Unexercisable	($/Sh)	Date	Vested (#)	Vested ($)
Richard K.	06/22/04	7,000	7,000	13.99	06/22/14
McClelland	10/24/05	7,000	10,500	16.50	10/24/15
	09/27/06	5,000	20,000	21.34	09/27/16
	10/24/07	—	25,000	29.22	10/24/17
	09/20/06					1,511	42,419
	09/17/07					4,648	130,469

		19,000	62,500			6,159	172,889

Ray E.	06/18/02	13,500	—	2.30	06/18/12
Schmitz	06/22/04	17,600	4,400	13.99	06/22/14
	10/24/05	6,000	9,000	16.50	10/24/15
	09/27/06	4,000	16,000	21.34	09/27/16
	10/24/07	—	20,000	29.22	10/24/17
	09/20/06					696	19,537
	09/17/07					2,169	60,884

		41,100	49,400			2,865	80,421

James R.	06/18/02	4,000	—	2.30	06/18/12
Aitken	06/22/04	7,600	3,800	13.99	06/22/14
	10/24/05	2,000	6,000	16.50	10/24/15
	09/27/06	3,000	12,000	21.34	09/27/16
	10/24/07	—	15,000	29.22	10/24/17

	09/17/07					1,229	34,498

		16,600	36,800

Catherine	06/22/04	15,200	3,800	13.99	06/22/14
J. Taylor	10/24/05	4,000	6,000	16.50	10/24/15
	09/27/06	3,000	12,000	21.34	09/27/16
	10/24/07	—	15,000	29.22	10/24/17

	09/17/07					1,006	28,238

		22,200	36,800

Gilbert

Jones	10/24/07	—	5,000	29.22	10/24/17

     The stock option awards and the restricted stock awards for the FY 2008 and prior fiscal year awards vest at the rate of 20% for each full year the option or stock award is outstanding. The Compensation Committee reduced the vesting period for FY 2009 and future awards to four years.

Stock Option Exercises And Stock Awards Vested
     The following table sets forth certain information concerning the values realized upon exercise of options or vesting of restricted stock during the year ended July 31, 2008.

	Stock Option Exercises		Stock Awards Vested
	Number of
	Shares	Value	Number of	Value
	Acquired	Realized	Shares	Realized
	on	on	Acquired	on
	Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
Richard K. McClelland	42,000	599,145	378	9,249
Ray E. Schmitz	6,500	169,975	174	4,260
Catherine J. Taylor	20,000	474,200	—	—
Samuel T Hicks	4,000	35,240	—	—
Equity Compensation Plan Information
     The following table sets forth information concerning the shares of Common Stock that may be issued, upon exercise of options or the grant of restricted stock awards, to all directors and eligible employees, including officers at July 31, 2008.

	Number of securities to be		Number of securities
	issued upon exercise of	Weighted-average exercise	remaining available for future
	outstanding options,	price of outstanding	issuance under equity
Plan category	warrants and rights	options, warrants and rights	compensation plans (1)
Equity compensation plans approved by security holders	512,250	$20.66	1,059,500
Equity compensation plans not approved by security holders	—	—	—

Total	512,250	$20.66	1,059,500

(1)	Includes 65,500 shares reserved for future issuance to non-employee directors.

Section 16(a) Beneficial Ownership Reporting Compliance
     Under the securities laws of the United States, the Company’s directors and officers, and persons who own more than 10% of the Company’s common stock, are required to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulation to furnish the Company with copies of all such reports.
     To the Company’s knowledge, based solely on its review of the copies of such reports and amendments thereto furnished to the Company, the Company believes that during the Company’s fiscal year ended July 31, 2008, all Section 16(a) filing requirements applicable to the Company’s officers, directors, and ten percent shareholders were met, except for the following:

				Total
				Shares
			Number of	not
			Transactions	Reprted
		Number	not Reported	on a
		of Late	on a Timely	Timely
Name		Reports	Basis	Basis
Brian J. Hughes	(1)	1	1	3,000
Wayne Kern	(1)	1	1	3,000
Craig R. Lentzsch	(1)	1	1	3,000
Stephen P. Smiley	(1)	1	1	3,000
Bruce E. Ranck	(1)	1	1	3,000

(1)	Director

Beneficial Ownership of Common Stock
     The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of October 31, 2008 for (i) each person known by the Company to own beneficially more than 5% of the common stock, (ii) each director, (iii) each Named Executive and (iv) all directors and executive officers of the Company as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to its or his shares.

	Shares Beneficially Owned
Name of Beneficial Owner	Number (1)	Percent
Directors and executive officers:
Richard K. McClelland	37,378	*
Ray E. Schmitz	55,274	*
James R. Aitken	23,025	*
Catherine J. Taylor	25,200	*
Gilbert Jones	1,000	*
Brian J. Hughes	9,000	*
Wayne Kern	37,640	*
Bruce E. Ranck	39,000	*
Stephen P. Smiley	17,160	*
Craig R. Lentzsch	4,200	*

All directors and executive officers as a group	248,877	2.53%

5% shareholders:

Thomas F. Frist III (2)	800,000	8.13%
3100 West End Ave., Ste 500 Nashville, TN 37203
Wells Capital Management Inc. (3)	517,461	5.26%
275 Madison Ave., Ste 418 New York, NY 10016
Timothy E. Moriarty (4)	673,944	6.85%
150 Broadway — Suite 1915 New York, NY 10038
AXA Rosenberg Investment Management, LLC (5)	498,988	5.07%
1290 Avenue of the Americas New York, NY 10104
Akre Capital Management, LLC (6)	598,610	6.08%
2 West Marshall Street Post Office Box 998 Middleburg, VA 20118-0998
Friedman, Billings, Ramsey Group, Inc. (7)	598,610	6.08%
1001 19th Street North Arlington, VA 22209

*	Indicates less than 1%.

(1)	Includes shares issuable upon the exercise of stock options outstanding and fully vested on or within 60 days after October 31, 2008, as follows: Mr. McClelland — 24,000; Mr. Schmitz — 45,100; Mr. Aitken — 19,600; Ms. Taylor — 25,200; Mr. Jones 1,000; Mr. Hughes - 9,000; Mr. Kern — 14,000; Mr. Ranck - 19,000; Mr. Smiley — 14,000; and. Mr. Lentzsch — 3,000

(2)	Based on information as of August 1, 2008 as reported on Schedule 13G by Thomas F. Frist III.

(3)	Based on information as of January 25, 2008 as reported on Schedule 13F by Wells Capital Management Inc.

(4)	Based on information as of August 9, 2008 as reported on Schedule 13D by Timothy E. Moriarty.

(5)	Based on information as of February 14, 2008 as reported on Schedule 13F by AXA Capital Management, LLC

(6)	Based on information as of February 14, 2008 as reported on Schedule 13F by Akre Capital Management, LLC

(7)	Based on information as of February 14, 2008 as reported on Schedule 13G by Friedman, Billings, Ramsey Group, Inc.
OTHER MATTERS
Miscellaneous
     The Board of Directors knows of no other matters that are likely to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of Proxy to vote on such matters in accordance with their best judgment.
Shareholder Proposals for 2009 Annual Meeting
     Any shareholder proposal to be presented for action at the 2009 Annual Meeting of Shareholders must be received at the Company’s principal executive offices no later than July 31, 2008, for inclusion in the proxy statement and form of proxy relating to the 2009 annual meeting.
Solicitation of Proxies
     The solicitation of proxies is made on behalf of the Board of Directors of the Company, and the cost thereof will be borne by the Company. The Company will also reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock of the Company. In addition, officers and employees of the Company (none of whom will receive any compensation therefore in addition to their regular compensation) may solicit proxies. The solicitation will be made by mail and, in addition, may be made by email, telegrams, personal interviews, or telephone.
By Order of the Board of Directors
Dated: November 26, 2008

/s/ Wayne Kern
Wayne Kern
Secretary

DYNAMEX INC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Brian J. Hughes	☐	☐	02 - Wayne Kern	☐	☐	03 - Craig R. Lentzsch	☐	☐

04 - Richard K. McClelland	☐	☐	05 - Bruce E. Ranck	☐	☐	06 - Stephen P. Smiley	☐	☐

07 - James L. Welch	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.	☐	☐	☐	3. IN THE DISCRETION OF THE PROXY, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.	☐	☐	☐

B	Non-Voting Items
Change of Address - Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 ▼

Proxy — DYNAMEX INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.
The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Dynamex Inc. (the “Company”) to be held on January 6, 2009, at 10:00 a.m., Central Standard Time, and the Proxy Statement in connection therewith, and (b) appoints Richard K. McClelland and Ray E. Schmitz, or either of them, his proxy, with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as specified on the reverse.
THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS AND TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS.
The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.
Please sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.
IMPORTANT: SIGN ON OTHER SIDE